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                                                                   EXHIBIT 5.01


                                    May 6, 1998

Hybrid Networks, Inc.
10161 Bubb Road
Cupertino, CA 95014

Gentlemen/Ladies:

     At your request, we have examined the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission (the "COMMISSION") on or about May 7, 1998 in connection with the registration under the Securities Act of 1933, as amended, of up to 2,417,795 shares of your Common Stock, $0.001 par value (the "HYBRID STOCK"), to be issued pursuant to the Agreement and Plan of Reorganization dated as of March 19, 1998 among you, Pacific Monolithics, Inc. and HN Acquisition Corp. (the "Plan") and the related Agreement of Merger attached as Exhibit A to the Plan (the "Merger Agreement").

     In rendering this opinion, we have examined the following:

     (1) the Registration Statement, together with the Exhibits filed as a part thereof;

     (2) your registration statement on Form 8-A filed with the Commission on October 30, 1997;

     (3) the Joint Proxy Statement/Prospectus prepared in connection with the Registration Statement;

     (4) the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in your minute books that are in our possession; and

     (5) a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the legal capacity of all natural persons executing the same, the lack of any undisclosed terminations, modifications, waivers or amendments to any

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documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; HOWEVER, we are not aware of any facts that would lead us to believe that the opinion expressed herein is not accurate.

     Based upon the foregoing, it is our opinion that the up to 2,417,795 shares of Hybrid Stock to be issued by you, when issued in accordance with the terms of the Plan and the Merger Agreement and as provided in the relevant Joint Proxy Statement/Prospectus and the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Joint Proxy Statement/Prospectus constituting a part thereof and any amendments thereto.

     This opinion speaks only as of its date and is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above sale of the Hybrid Stock and is not to be relied upon for any other purpose.

                              Very truly yours,

                              FENWICK & WEST LLP

                              By: /s/ Edwin N. Lowe
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